Exhibit 99.1

Surgery Partners, Inc. Announces Closing of New $180 Million Incremental Term Loan

NASHVILLE, Tenn., October 24, 2018 — Surgery Partners, Inc. (NASDAQ: SGRY) (“Surgery Partners”), a leading healthcare services company, today announced that Surgery Center Holdings, Inc., our wholly owned subsidiary, (the “Borrower”) closed an incremental term loan amendment, dated as of October 23, 2018 (“the Amendment”), which provided for the issuance of a $180.0 million senior secured incremental term loan (the “Incremental Term Loan”) under the Borrower’s credit agreement, dated as of August 31, 2017 (the “Credit Agreement”).  The proceeds of the Incremental Term Loan are expected to be used to fund an existing pipeline of transactions consistent with the existing M&A strategy around high growth specialties, to replenish proceeds spent on M&A in the first half of 2018 and/or for other general corporate purposes.

The Incremental Term Loan bears interest at a rate per annum equal to (x) LIBOR plus a margin of 3.25% per annum or (y) an alternate base rate (which will be the highest of (i) the prime rate, (ii) 0.5% per annum above the federal funds effective rate, (iii) one-month LIBOR plus 1.00% per annum and (iv) 2.00% per annum) plus a margin of 2.25% per annum.  The Incremental Term Loan is subject to maturity, amortization and other terms consistent with the existing term loans outstanding under the Credit Agreement on the date of the Amendment.

“We are pleased to see strong investor demand for our new incremental term loan facility, which underscores the confidence in our strategy as we reposition our portfolio for growth through additional strategic investments,” stated Tom Cowhey, Chief Financial Officer of Surgery Partners. “The offering was significantly oversubscribed, which enabled us to increase the size of the incremental term loan facility to $180.0 million. These incremental proceeds will better position us to capitalize on an attractive M&A pipeline and to de-lever our balance sheet by driving Adjusted EBITDA growth in fiscal 2019 and beyond.”

About Surgery Partners, Inc.

Headquartered in Brentwood, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 180 locations in 32 states, including ambulatory surgery centers, surgical hospitals, a diagnostic laboratory, multi-specialty physician practices and urgent care facilities.

Forward-Looking Statements

This press release contains forward-looking statements, including those regarding our M&A strategy and pipeline. These statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward looking statements are based on  current expectations and beliefs as of the date of this release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements, including but not limited to, the risks identified and discussed from time to time in the Company’s reports filed with the SEC, including the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2017 and June 30, 2017, filed on November 9, 2017 and August 9, 2017, respectively. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this report, or to reflect the occurrence of unanticipated events or circumstances.  In addition, the financial information for the fiscal year ended December 31, 2017 is unaudited and subject to quarter-end and year-end adjustments in connection with the completion of our customary financial closing procedures. Such changes could be material.

Investors:

Thomas F. Cowhey, Chief Financial Officer

Surgery Partners, Inc.

(615) 234-8940

IR@surgerypartners.com